Exhibit 10.1

December 27, 2017

Mr. Joel M. Bennett

c/o JAKKS Pacific, Inc.

2951 28th Street

Santa Monica, CA 90405

Dear Joel:

As we have discussed, the term of the Employment Agreement dated October 28, 2011 between you ( “Executive” or “you”) and JAKKS Pacific, Inc. (the “Company” or “JAKKS”), which was extended by agreements dated February 18, 2014 and June 11, 2015 ( collectively, the “Employment Agreement”), will not be renewed after its expiration on December 31, 2017. This letter (this “Letter Agreement”) memorializes our discussions with respect to the continuation of your services as Chief Financial Officer of JAKKS through the Separation Date (as defined below) and your separation from employment (the “Separation”) by JAKKS on the Separation Date.

Separation Date. For purposes of this Letter Agreement, “Separation Date” shall mean February 28, 2018, or at the Company’s option, exercised by the Company’s Chief Executive Officer, through such later date that the Company files its Form 10-K for the 2017 fiscal year, but in any event no later than March 15, 2018, under the same compensation and other financial benefits as exist under the Employment Agreement notwithstanding its expiration.

Services. Until the Separation Date, or such earlier date that the Company’s Chief Executive Officer advises you that a successor as Chief Financial Officer has been hired and will commence to serve in such office (the “Service Date”), you will continue to serve as Chief Financial Officer of the Company, and from the Service Date until the Separation Date you will assist the Company and the new Chief Financial Officer in such person’s transition to such office. After the Service Date and until the Separation Date, you shall be employed by the Company as an Executive Advisor, reporting to the Company’s Chief Executive Officer or his designee, with such duties as shall reasonably be requested of you by the Chief Executive Officer or his designee. You agree to tender your resignation from any and all positions you occupy as an officer of the Company and as an officer, director or manager of any direct or indirect subsidiary of the Company by signing a resignation letter when requested by the Company.

Separation Payments. Upon the Separation Date:

(i)	Company will pay you a Separation payment in a lump sum of $505,000.00 (your current annual base salary), less applicable withholding tax and any similar payroll deductions required by law. If you have not commenced other similar employment or retention as a full time consultant by the first anniversary of the Separation Date (the “Anniversary Date”), you will receive payments computed at the annual rate of $505,000.00 during the period commencing as of the Anniversary Date and ending three (3) months after the Anniversary Date or such earlier date that your other similar employment or consulting retention commences, payable in substantially equal installments no less often than monthly, in accordance with Company’s normal payroll practices, less applicable withholding tax and any similar payroll deductions required by law.

(ii)	Company will pay you $67,978.40 representing 35 days of accrued and unpaid vacation and personal days through December 31, 2017, less any days of vacation and personal days taken between the date of this Letter Agreement and the Separation Date,, less applicable withholding tax and any similar payroll deductions required by law.

(iii)	Company will pay you $12,000.00 in a lump sum, less applicable withholding tax and any similar payroll deductions required by law, which lump sum payment has been computed based on the automobile Allowance of $500.00 per payroll period payable to you under your Employment Agreement.

(iv)	22,835 Restricted Stock Units (“RSUS”) heretofore issued to you by the Company which have not fully vested as of the date of this Letter Agreement shall fully vest as follows: 5,709 RSUS shall vest on January 2, 2018 and 17,126 RSUS shall vest of the Separation Date, and any other RSUS (including but not limited to 34,252 other RSUS), rights to acquire shares of common stock or other securities of the Company, or securities convertible into common stock or other securities of the Company, or options, warrants or other rights to acquire common stock or other securities of the Company which have not vested as of December 31, 2017, shall terminate.

(v)	The Company will maintain or reimburse you for the cost of maintaining your family coverage under the Company’s medical insurance program (including the life insurance coverage) on the same terms as is generally available to other employees (except that the additional “Armada” coverage available to you and certain other executive officers shall only be maintained for you by the Company until March 31, 2018 after which date the Company shall not be obligated to maintain such “Armada” coverage), through February 28, 2019, provided, however, if you obtain substantially similar health insurance coverage from another person (meaning approximately equivalent out of pocket costs, deductibles, and coverage), the Company’s obligations to reimburse you for such coverage will cease. The Company will provide COBRA notice to you so that you may elect coverage commencing on the first date of the month following your qualifying event. You will promptly notify the Company if health insurance coverage becomes available to him from another person, and provide sufficient details about the terms of such coverage available to you so that it can be determined whether such coverage is substantially similar to the coverage available under the Company’s medical insurance program.

Confidentiality. You acknowledge and agree that you remain bound to any and all policies agreed to previously, including but not limited to those relating to protection of the Company’s confidential and proprietary information, including Section 9 of the Employment Agreement. You agree not to reveal, disclose, or publicize, or cause to be revealed, disclosed, or publicized, to anyone the terms of, or the fact that I signed, this document, except as required by law or by my accountant or counsel. You further represent that you are signing this document knowingly and voluntarily and have been given adequate time to consult with counsel of your choosing prior to signing it. The foregoing shall not restrict Executive or Company in responding in a truthful manner to any subpoena or other court or governmental inquiry.

Non-disparagement. Executive agrees that he will not engage in any conduct injurious to the reputation or interest of the Company or its affiliates, including but not limited to: (i) divulging, communicating, or in any way making use of any confidential or proprietary information of the Company or its affiliates acquired in the performance of Executive’s duties with the Company; and (ii) disparaging, criticizing, or denigrating the Company or its affiliates or their respective officers, directors, or employees (or inducing or encouraging others to do so). The Company agrees not to disparage Executive. The Company, by Stephen Berman, has agreed to provide Executive with a letter of gratitude relating to Executive’s years of service.

Cooperation. Executive shall cooperate with the Company to respond to requests by the Company for information concerning matters, including but not limited to, financial and accounting involving facts or events relating to the Company that are within his knowledge. Company will reimburse Executive for all reasonable out-of-pocket expenses incurred in complying with the obligations of this paragraph.

Litigation. Executive agrees to the fullest extent permitted by law not to commence, maintain, prosecute, or participate in any action or proceeding in any court or agency against the Company or its affiliates with respect to any act, omission, transaction, or occurrence up to and including the Separation Date; (ii) not to instigate, encourage, assist or participate in any action or proceeding commenced by anyone else against the Company or its affiliates; and (iii) not to seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this Letter Agreement. If Executive breaches the provisions of this paragraph, the Company will be entitled to cease making any further payment to Executive pursuant to this Letter Agreement without limiting any other legal or equitable remedies that may be available to the Company.

Governing Law. This Letter Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law, irrespective of the fact that a party may be or become a resident of a different state. The provisions of this Letter Agreement are severable and in the event that any provision of this Letter Agreement is determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of this Letter Agreement will not be affected, but will, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision will be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

Voluntary Agreement. Executive acknowledges that, by his free and voluntary act of signing below, he knowingly and voluntarily agrees to all the terms of this Letter Agreement and intends to be legally bound thereby, and that he has not relied upon any representation, warranty, or promise of the Company or its affiliates or their respective officers or directors in entering into this Letter Agreement that is not expressly set forth in this Letter Agreement. Executive agrees and acknowledges that he has read this Letter Agreement carefully, fully understands all of its provisions and agrees to all of its terms voluntarily, and has +had the opportunity to consult with his own counsel. No amendment, supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby

Release. By signing this Letter Agreement, Executive, for himself and his heirs, executors, administrators, successors, assigns, agents, and representatives, in consideration of the payments and benefits set forth in this Letter Agreement, hereby does release, remise, acquit, and forever discharge the Company and its affiliates, and their respective current and former officers, directors, shareholders, attorneys and agents, and the heirs, executors, administrators, receivers, successors, and assigns of all of the foregoing, from any and all claims, demands, causes of action, actions, suits, promises, damages, liabilities, and judgments whatsoever, whether known or unknown, in law or equity, which Executive, his heirs, executors, administrators, successors, assigns, agents, and representatives ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever, to and including the date of execution of this document by Executive, including, but not limited to, any and all claims for damages, attorneys’ fees, or costs under (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (including the Equal Employment Opportunity Act of 1972); the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Older Workers Benefit Protection, 29 U.S.C. § 626(f)(1); the Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; The Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et. seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C., Section 701, et seq.; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act, 29 U.S.C. Section 206(d); the Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, and the California Labor Code and any and all other federal, state and local fair employment and civil rights laws, including but not limited any laws, rules or regulations of the State of California; (ii) breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, defamation, any claims for violation of privacy rights and denial of equal rights; (iii) the United States Constitution; and the Constitution of the State of California and the Constitutions of any other state or country; all federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to employment; and (iv) any contract, tort, or common law theories with respect to the Executive’s hiring by the Company, the terms and conditions of his employment with the Company, including but not limited to any claims for salary, bonus, compensation, benefits, or any other interest in the Company and its profits, earnings or revenues, and the termination of his employment with the Company. Among other things, these laws prohibit discrimination in employment on the basis of race, sex, color, religion, age, national origin or disability. This Release and waiver also includes any claims for wrongful discrimination, breach of contract, infliction of emotional distress, attorneys’ fees, or any other contract claim arising out of the Employment Agreement.

In order to implement a full and complete release, the undersigned expressly waive and relinquish all rights and benefits afforded by California Civil Code section 1542, the text of which is set forth below, which waiver and relinquishment includes all claims which I do not know or suspect to exist in my favor at the time of executing this release, which if known by me, would materially affect this letter agreement and release of the Company. California Civil Code Section 1542 provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR."

You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Letter Agreement, and which, if known or suspected at the time of executing this Letter Agreement, may have materially affected its terms. Nevertheless, you waive any and all claims that might arise as a result of such different or additional claims or facts.

Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original of the same agreement, and facsimile and “pdf” signatures shall be deemed original and binding for purposes of this Letter Agreement.

Revocation. EXECUTIVE ACKNOWLEDGES THAT HE HEREBY HAS BEEN ADVISED IN WRITING: (a) TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS LETTER AGREEMENT, AND (b) THAT BEFORE SIGNING THIS LETTER AGREEMENT, HE HAS TWENTY-ONE (21) DAYS TO CONSIDER IT AFTER HIS RECEIPT OF IT, WHICH TWENTY-ONE (21) DAY PERIOD CAN BE WAIVED AT ANY TIME PRIOR TO EXPIRATION OF SUCH PERIOD BY EXECUTIVE SIGNING THIS LETTER AGREEMENT.

IN ADDITION, EXECUTIVE ACKNOWLEDDGES THAT FOR SEVEN (7) DAYS AFTER HIS SIGNING BELOW, HE MAY REVOKE MY ASSENT TO THIS AGREEMENT ONLY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE VICE PRESIDENT OF HUMAN RESOURCES OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD FOLLOWING MY SIGNING. THE WRITTEN REVOCATION NOTICE MUST BE DELIVERED BY EMAIL TO THE VICE PRESIDENT OF HUMAN RESOURCES OF JAKKS PACIFIC, INC. AT EMORGAN@JAKKS.NET ON OR BEFORE THE SEVENTH (7TH) DAY AFTER EXECUTIVE’S EXECUTION OF THE AGREEMENT. THE EFFECTIVE DATE OF THIS AGREEMENT SHALL BE THE EIGHTH DAY AFTER THE DATE NOTED BELOW ON WHICH EXECUTIVE SIGNED THIS AGREEMENT (IF HE HAS NOT EARLIER REVOKED IT).

Sincerely,
JAKKS Pacific, Inc.

By:
	Name:	Stephen Berman
	Title:	Chairman, CEO & President

Acknowledged & Agreed:

Joel M. Bennett
Date: